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                                                                      Exhibit 15



May 3, 2000



Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC  20549


Re: Alcoa Inc.


We are aware that our report dated April 6, 2000, accompanying interim financial information of Alcoa Inc. and subsidiaries for the three-month periods ended March 31, 2000 and 1999, and included in Alcoa's Quarterly Report on Form 10-Q for the quarters then ended, are incorporated by reference in this registration statement related to the Reynolds Metals Company Savings and Investment Plan for Salaried Employees, Reynolds Metals Company Savings Plan for Hourly Employees and the Employees Savings Plan, dated May 3, 2000. Pursuant to Rule 436(c) under the Securities Act of 1933, these reports should not be considered a part of the registration statement prepared or certified by us within the meaning of Sections 7 and 11 of that Act.

Very truly yours,


/s/  PricewaterhouseCoopers